AGREEMENT REGARDING EXERCISE AND ASSIGNMENT OF
PURCHASE OPTION

THIS AGREEMENT REGARDING EXERCISE AND ASSIGNMENT OF PURCHASE OPTION (this “Agreement”) is entered into as of November 29th, 2020, being the date of the latest execution and delivery of this Agreement by the parties hereto, among NCINO, INC., a Delaware corporation (“Assignor”), and Cloud Real Estate Holdings, LLC, a North Carolina limited liability company (“Assignee”).
R E C I T A L S:

A.Assignor, as “Tenant”, and Wilmington Investors, LLC, a North Carolina limited liability company (“Landlord”), as “Landlord”, are parties to that certain Office Lease dated March 10, 2017, as amended by Amendment to Office Lease dated November 25, 2020 (as amended, the “Lease”), which is memorialized of record by that certain Memorandum of Lease and Purchase Option dated March 10, 2017 between Assignor and Landlord, and recorded in Book 6060, Page 2751, New Hanover County Registry.
B.In Section 33.04 of the Lease, Landlord granted to Assignor a one-time option (as more fully provided in the Lease, the “Purchase Option”) to purchase the “Property”, which term is hereby given the same meaning under this Agreement as provided in the Lease, at a “Purchase Price”, defined in the Lease and for purposes of this Agreement as Sixteen Million Three Hundred Thousand and No/100 Dollars ($16,300,000.00), which option is to be exercised, if at all, on or before November 30, 2020, defined in the Lease and for purposes of this Agreement as the “Exercise Date”, by delivery of written notice to Landlord and to a nationally recognized title insurance company with offices in North Carolina that is selected by Tenant (the “Escrow Agent”), and enclosing with such notice to the Escrow Agent of a non-refundable deposit of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Exercise Deposit”).
C.Trask Land Company, Inc., SHP Acquisitions, LLC, Cameron Management, Inc. and Assignor entered into a non-binding letter of intent dated October 23, 2020 (the “LOI”), regarding Assignor’s intended exercise of the Purchase Option and assignment of same to Assignee followed by Assignee’s acquisition of the Property from Landlord pursuant to the Purchase Option, and thereafter, Assignee’s lease of existing improvements on the Property to Assignor, and development of additional improvements on the Property, which new improvements are also to be leased to Assignor.
D.The parties hereto desire to provide assurances and accountability regarding the exercise of the Purchase Option and the development and leasing of the Property, as contemplated in the LOI.
A G R E E M E N T:

NOW, THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
1.Exercise Conditions. Upon fulfilment of the Exercise Conditions (defined as subparagraphs a, b, c and d below), Assignor shall exercise the Purchase Option in accordance with the terms of the Lease, and provided that none of the events referenced in Section 1(a)(i), (ii), (iii) or (iv) have occurred, Assignee is irrevocably obligated to purchase the Property from Landlord in accordance with the Lease. The Exercise Conditions consist of:

(a)Assignee’s delivery to Assignor, within five (5) business days after final execution of this Agreement, the sum of Five Hundred Thousand Dollars ($500,000.00) in immediately available funds (the “Cloud Deposit”), which shall in no event be refundable to Assignee except (i) upon default by Assignor as provided herein, (ii) upon a breach by Landlord of (A) its obligation to consent to assignment of the Purchase Option to Assignee pursuant to that Amendment to Office Lease between Landlord and Assignor dated November 25, 2020, or (B) its obligation to convey the Property to Assignee following its consent to the Conditional Assignment pursuant to Section 4(c) below, (iii) the failure of the Assignor and Assignee to have agreed upon the terms of the Conditional Assignment or to have entered into the Side Agreement, in each case, on or before December 14, 2020, or (iv) upon failure of the Cloud Assignment Conditions. At the WI/Cloud Closing (as defined herein), Assignor shall deliver the Cloud Deposit to the Escrow Agent who shall apply the Cloud Deposit to the Purchase Price;
(b)A fully executed and complete copy of the operating agreement for Assignee has been delivered to Assignor;
(c)A signed loan commitment letter or term sheet, addressed to Assignee, providing for funding of the Purchase Price (subject to any borrower equity requirements), on terms acceptable to Assignee has been delivered to Assignor (the “Acquisition Finance Terms”); and
(d)Assignor and Assignee shall have executed a new lease on terms mutually acceptable, for the existing building on the Property (“Existing Building”), having a minimum 15-year term.
If the Exercise Conditions are not satisfied in full, by 5 o’clock p.m. on November 29, 2020, Assignor shall have no obligation hereunder to exercise the Purchase Option or to assign the Purchase Option to Assignee in which event this Agreement shall be terminated and the parties shall have no further rights or obligations hereunder.
2.Side Agreement. On or before December 14, 2020, Assignee and Assignor shall have (1) agreed upon the form of the Conditional Assignment (defined in Section 3 below), and (2) entered into an agreement (“Side Agreement”) which shall be conditioned upon the Assignee’s acquisition of the Property from Landlord pursuant to the Purchase Option. The Side Agreement shall include, but shall not be limited to, the following terms and conditions: (i) an expression of the intent of Assignor and Assignee to negotiate an amendment to the lease for the Existing Building for the construction of a 468-space parking deck (“Deck”) and a separate lease for a 3-story office building containing approximately 90,000 rentable square feet (“New Building”); (ii) in the event the parties are unable to agree upon the terms of the lease for the New Building by Tuesday, August 31, 2021, then Assignor shall have the option to repurchase the Property from Assignee (the “Repurchase Option”), to be exercised no later than Thursday, September 30, 2020, on the following terms: (A) the purchase price shall be equal to the purchase price paid by Assignee to Landlord for the Property (i.e., $16,300,000.00, subject to adjustments and prorations agreed between such parties at the WI/Cloud Closing), (B) Assignor further shall pay to Assignee at closing of Assignor’s acquisition of the Property pursuant to the Repurchase Option (the “Repurchase Closing”), (I) verifiable third-party costs and expenses actually incurred by Assignee in acquiring the Property, including without limitation loan costs and due diligence costs, but excluding attorneys’ fees, (II) any commissions paid by Assignee to Jones Lang Lasalle Brokerage, Inc. relating to the lease of the Existing Building between Assignee and Assignor, (III) any prepayment fees payable, as a result of the sale to Assignor, to First Citizens Bank, for acquisition financing for the Property, not to exceed one percent (1%) of the aggregate outstanding principal balance of such loan(s), and (IV) reimbursement of all costs incurred by Assignee in the design and construction of the Deck and design of the New Building plus five percent (5%) of said cost, (C) at the Repurchase Closing, (I) Assignee shall convey the Property to Assignor, or its designated affiliate, by special warranty deed, free of any lien securing indebtedness, and subject only to the permitted exceptions as of Assignee’s acquisition of the Property, ad valorem taxes and assessments for the then current calendar year and subsequent years, matters of zoning, matters that would revealed by the current survey, utility easements granted in connection with the development of the Property and any amendments to any declarations of covenants, conditions and restrictions applicable to the Property that either were entered into without Assignee’s consent or were approved by Assignor before being entered into by Assignee and other exceptions to title that do not materially interfere with the use of the Property as an office building (all such exceptions, encumbrances and liens permitted pursuant to the preceding clause, the “Permitted Liens”), (II) possession of the Property shall be delivered to Assignor free and clear of all outstanding claims by third parties other than Assignor, except as otherwise permitted herein or approved by Assignor in writing, and (III) Assignee shall deliver to Assignor customary documents reasonably necessary to consummate the orderly transfer of the Property which are reasonably required by either party or its counsel, including without limitation an assignment in form mutually agreed by Assignor and Assignee, all of Assignee’s right, title and interest in and to any and all surveys, plans, design drawings, permits, approvals, and other reports relating to the Property and any improvements thereto, and the parties agree to cooperate, in good faith, to seek consents of architects, contractors, engineers or other persons whose consent might be required for any such assignment, (D) notwithstanding any to the contrary contained herein, in the event design and construction of the Deck and design of the New Building has begun prior to the repurchase, Assignor shall take subject to the contract rights of all architects, engineers, contractors or other persons who are under contract for design or construction of the Deck and/or design of the New Building. Following the exercise of the Repurchase Option by Assignor, such Repurchase Option may be assigned to an affiliate of Assignor, provided that (x) Assignor shall remain liable on the Repurchase Option notwithstanding such assignment, and (y) Assignor shall notify Assignee in writing of any such assignment.
Notwithstanding anything to the contrary contained herein, in the event Assignor and Assignee have not executed the Side Agreement and agreed upon the form of the Conditional Assignment by December 14, 2020, the Cloud Deposit shall be returned to Assignee and the parties shall have no further rights or obligations hereunder.
3.Conditional Assignment.
(a)nCino Conditions. On or before December 18, 2020, Assignor shall execute and deliver to Assignee an assignment and assumption agreement, by which Assignor assigns to Assignee all of Assignor's right, title and interest in and to (i) the Exercise Deposit deposited by Assignor with Escrow Agent in accordance with the Lease, and (ii) the right and obligation to purchase the Property pursuant to the Purchase Option, and (iii) all reports, studies, contracts, files, title commitments, exception documents, surveys, applications, and other documents and due diligence pertaining to the Property in Assignor’s possession or control (collectively, the “Diligence Documents”; Assignee understands and agrees that Assignor may not own some or all of the Diligence Documents, and that they are assigned by Assignor without warranty as to completeness or accuracy), the effectiveness of which assignment and assumption shall be conditioned upon Landlord’s written consent to the same (the “Conditional Assignment”), upon fulfilment of the conditions set forth in the following subparagraphs (a)(i) through (a)(iv) (the “nCino Assignment Conditions”):

i.Execution and delivery of the Side Agreement by Assignor and Assignee pursuant to Section 2;
ii.Assignee has confirmed to Assignor that (i) Assignee is prepared to close a loan in accordance with the Acquisition Finance Terms, which will be sufficient to pay the Purchase Price (subject to any required equity requirements for the loan and the prorations and adjustments provided herein), and the lender to Assignee has agreed that all conditions to closing of such loan have been fulfilled, other than assignment of the Purchase Option, and Assignee otherwise has confirmed to Assignor that it has all necessary funds to close the acquisition of the Property from Landlord pursuant to the Purchase Option, or (ii) Assignee has sufficient funds to close the acquisition of the Property from Landlord pursuant to the Purchase Option without the necessity of closing a loan (collectively, the “Financial Assurance”);
iii.Assignee pays Assignor, in good and immediate funds, the amount of the Exercise Deposit, which Exercise Deposit shall be returned to Assignee if Landlord shall return the Exercise Deposit to Assignor in the event of default by Landlord in connection with the Purchase Option; and
iv.Assignee has confirmed to Assignor that Assignee is prepared to complete the consummation of the acquisition of the Property from Landlord pursuant to the Purchase Option.
(b)Cloud Conditions. Assignee shall execute and deliver to Assignor the Conditional Assignment upon fulfilment of the conditions set forth in the following subparagraphs (b)(i) through (b)(ii) (the “Cloud Assignment Conditions”):
i.Execution and delivery of the Side Agreement by Assignor and Assignee pursuant to Section 2; and
ii.Assignor has confirmed to Assignee that Assignor is not in default under the Lease and that there are no conditions or obligations pursuant to the Lease or the Purchase Option that would prohibit Assignee from acquiring the Property from Landlord upon assignment from Assignor.
4.Consummation of Assignment. Upon the full execution of the Conditional Assignment pursuant to Section 3, the following shall occur:
(a)Assignee shall deliver to Landlord the Financial Assurance addressed to Landlord and Assignor;
(b)Assignor shall deliver to Landlord the Conditional Assignment signed by Assignor and Assignee;
(c)Upon Landlord’s receipt of the deliveries pursuant to Sections 4(a) and 4(b) above, Landlord shall be obligated to consent to assignment of the Purchase Option from Assignor to Assignee pursuant to Amendment to Office Lease dated November 25, 2020 (which consent may be conditioned upon Assignee’s closing on the acquisition of the Property on or before 5:00 PM (EST) on Tuesday, December 22, 2020), and the Conditional Assignment shall not become effective unless and until Landlord shall deliver such consent;
5.Closing. Upon execution and delivery of the Conditional Assignment by Assignor and Assignee pursuant to Section 3 above, and upon Assignee’s performance of its obligation under

Section 4(a), Assignor’s performance of its obligation under Section 4(b), and receipt of Landlord’s consent to the Conditional Assignment as provided in Section 4(c), Assignee shall fully perform and satisfy all terms of the closing under the Purchase Option as provided in the Lease (the “WI/Cloud Closing”). Assignor shall deliver to Assignee at the WI/Cloud Closing a lien affidavit confirming that Assignor has paid all parties (including without limitation, design professionals) who have furnished labor or materials to the Property on behalf of the Assignor, a list of all such parties, and lien waivers executed by all such parties. In the event the Purchase Option is assigned to Assignee under the Conditional Assignment with Landlord’s written consent thereto pursuant to Section 4(c), but Assignee thereafter is unable to consummate the WI/Cloud Closing, then Assignor shall have as its sole and exclusive remedy the remedy set forth in Section 6(b) below and immediately upon request, Assignee shall assign the Purchase Option back to Assignor. Within thirty (30) days of the WI/Cloud Closing, Assignee shall reimburse all third party costs incurred by Assignor in connection with the Diligence Documents as evidenced by invoices and proof of payment. As of the date of this Agreement, the amount of third party costs incurred by Assignor and to be reimbursed by Assignee is: (i) $251,079 payable to LS3P, (ii) $46,300 payable to Terrracon.
In the event that Assignee acquires the Property at the WI/Cloud Closing, if Landlord determines that any real property or personal property taxes for 2020 are owed by Assignor to Landlord as Tenant under the Lease, Assignor shall pay to Assignee within thirty (30) days of demand, any such real property and personal property taxes required to be paid by Assignor to Landlord at the WI/Cloud Closing or subsequent to the WI/Cloud Closing.
6.Default and Remedies.
(a)In the event of: (i) a material breach of the Purchase Option or this Agreement by Assignor prior to the assignment of the Purchase Option to Assignee, or (ii) a failure of Assignor to execute the Conditional Assignment, following satisfaction of the Exercise Conditions and the nCino Assignment Conditions, or (iii) if following execution of the Conditional Assignment by Assignor and Assignee pursuant to Section 3 and Assignee’s delivery of the Financial Assurance to Landlord pursuant to Section 4(a), Assignor shall fail to deliver the Conditional Assignment to Landlord pursuant to Section 4(b) above, then in each case, Assignee shall have as its sole and exclusive remedies the following: (A) the right to terminate this Agreement and receive a return of the Cloud Deposit and to recover from Assignor all out of pocket expenses incurred by Assignee in connection with the negotiation and preparation of the LOI, the negotiation and preparation of this Agreement, preparation for consummation of the assignment of the Purchase Option and closing thereunder, and any other expenses incurred by Assignee as the result of (i), (ii) and (iii) above but in any event such recovery shall not exceed $500,000.00, and (B) the right to recover reasonable attorneys’ fees incurred by Assignee in connection with any of the foregoing.
(b) (i) In the event of a material breach of this Agreement by Assignee, or (ii) if the nCino Assignment Conditions shall not be satisfied by Assignee after the Exercise Conditions and Cloud Assignment Conditions shall have been satisfied, or (iii) if, after the nCino Assignment Conditions and Cloud Assignment Conditions shall have been satisfied, the Property shall not be conveyed to Assignee no later than December 22, 2020, for any reasons other than (A) a Landlord default, as described in the third sentence of Section 33.04(B) of the Lease, (B) Landlord’s refusal to consent to the Conditional Assignment upon Landlord’s receipt of the deliveries pursuant to Sections 4(a) and 4(b) above, (C) a failure of Assignor to execute and deliver the Conditional Assignment upon satisfaction of the nCino Assignment Conditions, or (D) after execution of the Conditional Assignment by Assignor and Assignee, Assignor shall refuse to deliver the

Conditional Assignment to Landlord, then in each such instance, Assignor may retain the Cloud Deposit free of any claims of Assignee and of any party claiming by, through or under Assignee, as fixed, agreed and liquidated damages and, as Assignor’s sole remedy, after which event neither party shall have any further liability hereunder except as expressly set forth in this Agreement. The parties hereto agree that in the event of a default by Assignee the actual damages thereby incurred by Assignor would be difficult to measure and that the receipt of the Cloud Deposit by Assignor from the Escrow Agent would in such circumstances represent reasonable compensation to Assignor on account thereof.
(c)In the event of a breach of this Agreement by either party, including without limitation a breach of any representation contained herein and such breach is not discovered by a non-breaching party until after the WI/Cloud Closing under the Purchase Option, the non-breaching party shall provide to the breaching party notice of such breach and a period of time, not to exceed thirty (30) days to cure such breach. In the event the breach is not cured within the thirty (30) day period, then the non-breaching party shall have the right to recover from the breaching party all actual out-of-pocket expenses, including without limitation attorneys’ fees, incurred by the non-breaching party due to the breach by the breaching party.
7.Representations and Warranties of Assignor. Assignor represents and warrants to Assignee and the Assignee Members as follows:
(a)The Lease is in full force and effect. To Assignor’s knowledge, there are no conditions prohibiting Assignor’s exercise of the Purchase Option, and neither Assignor nor Landlord is in default under the Lease.
(b)Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction where formed and is authorized to do business in the State of North Carolina. The individual executing this Agreement on behalf of Assignor is duly authorized to execute, deliver and perform this Agreement on behalf of Assignor. Assignor has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it, including without limitation, the assignment of the Purchase Option; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it nor the fulfillment of nor the compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a violation or breach of any relevant law, or any other instrument or agreement of any nature to which the Assignor is a party or by which it is bound or may be affected, or constitute (with or without the giving of notice or the passage of time) a default under such an instrument or agreement.
(c)Assignor is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person (as hereinafter defined). To Assignor’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Assignor (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or

regulations promulgated thereunder. Assignor is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering.
(d)Assignor has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Assignor’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Assignor’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Assignor’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
(e)Assignor has not employed any agents, brokers or other such parties in connection with this Agreement, other than Jones Lang LaSalle Americas, Inc. (“JLL”), which has waived its right to a commission arising from the WI/Cloud Closing, and Assignor agrees to hold Assignee harmless from and against any and all claims of all agents, brokers or other such parties claiming by, through or under Assignor.
(f)Assignor has no actual knowledge, without investigation, of the presence of any hazardous substances or hazardous materials located on the Property in violation of any federal, state or local laws. Assignor has received no notice of any underground or aboveground storage tanks on the Property.
(g)The Purchase Option has not been amended except to the extent referenced by Recital A herein.
(h)Assignor has not assigned its rights to the Lease or the Purchase Option.
(i)Assignor has not received any notice that the Property is in violation of any applicable laws, rules or regulations.
(j)Assignor leases all of the rentable space in the building located on the Property and there are no other tenants or subtenants in said building.
All references in this Section 7 or elsewhere in this Agreement to “Assignor’s knowledge” or “to the knowledge of Assignor” and words of similar import shall mean the current actual knowledge of Pierre Naudè, an officer of Assignor with the knowledge of the Property and the Lease, and the matters discussed herein. Assignee acknowledges that the individual(s) named above is/are the individual(s) named for the purpose of defining the scope of Assignor’s knowledge as indicated above and not for the purpose of expanding any liability of Assignor or the individual(s) named, or for creating any duties running directly from such individual to Assignee. Without waiving its rights against Assignor, as the case may be, Assignee covenants that it will bring no action of any kind against any of the individuals named above in this paragraph, related to or arising out of this Agreement. The representations of Assignor contained in this Section 5 shall be true as of the date of Assignment and the date of Closing.
8.Representations and Warranties of Assignee. Assignee represents and warrants to Assignor as follows:
(a)Assignee has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it nor the fulfillment of nor the compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a violation or breach of any relevant law, or any other instrument or agreement of any nature to which Assignee is a party or by which any Assignee is bound or may be affected, or constitute (with or without the giving of notice or the passage of time) a default under such an instrument or agreement.
(b)Assignee is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on the List, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person (as hereinafter defined). To the actual knowledge of Assignee, no Embargoed Person has any interest of any nature whatsoever in Assignee (whether directly or indirectly). Assignee is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering.
(c)Assignee has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such Assignee’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Assignee’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Assignee’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
(d)Assignee has not employed any agents, brokers or other such parties in connection with this Agreement, and Assignee agrees to hold Assignor harmless from and against any and all claims of all agents, brokers or other such parties claiming by, through or under Assignee.
All references in this Section 6 or elsewhere in this Agreement to the “knowledge of Assignee” shall mean the current actual knowledge of Raiford G. Trask, Bruce Cameron, IV and Dan Smith as Managers of Assignee. Assignor acknowledges that the individuals named above are the individuals named for the purposes of defining the scope of Assignee’s knowledge as indicated above and not for the purpose of expanding any liability of any such party or the individuals named, or for creating any duties running directly from such individual to Assignor. Without waiving its rights against Assignee, Assignor covenants that it will bring no action of any kind against any of the individuals named above in this paragraph, related to or arising out of this Agreement.
9.Disclaimer. To the maximum extent permitted by applicable law and except for Assignor’s representations, warranties and covenants in this Agreement and the documents of assignment to be delivered following satisfaction of the Assignment Conditions (“Assignor’s Warranties”), the assignment of the Purchase Option is to be made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) by Assignor regarding the Property or regarding any of the documentation, reports and studies previously provided by or on behalf of Assignor to Assignee. As a material part of the consideration of this Agreement, Purchaser agrees to accept the Property on an “AS IS” and “WHERE IS” basis, with all faults and any and all latent and patent defects, and without any representation or warranty, all of which Assignor hereby disclaims, except for Assignor’s Warranties. Except for Assignor’s Warranties, no warranty or representation is made by Assignor as to (a) fitness for any particular purpose, (b)

merchantability, (c) design, (d) quality, (e) condition, (f) operation or income, (g) compliance with drawings or specifications, (h) absence of defects, (i) absence of hazardous or toxic substances, (j) absence of faults, (k) flooding, or (l) compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Assignee acknowledges that it has entered into this Agreement with the intention of making and relying upon its own investigations of the physical, environmental, economic use, compliance, and legal condition of the Property and that, except for the Assignor’s Warranties, the Assignee is now relying, or will later rely, upon any representations and warranties made by Assignor or anyone acting or claiming to act, by, through or under or on Assignor’s behalf concerning the Property. The provisions of this paragraph shall survive the WI/Cloud Closing or any termination of this Agreement and shall not be merged into the documents delivered at the WI/Cloud Closing. Assignee is comprised of sophisticated investors with substantial experience in investing in assets of the same type as the Property and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Property.
10.Time. Time is of the essence in this Agreement and each and every provision hereof; however, if the last day of any time period specified herein falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of North Carolina, then such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday (a “business day”).
11.Counterparts. This Agreement may be executed by facsimile or e-mailed PDF signatures and in several counterparts, and each counterpart when so executed and delivered shall constitute an original of this Agreement, and all such separate counterparts shall constitute but one and the same Assignment.
12.Severability. If any section, provision, term or clause of this Agreement shall be held invalid, void or illegal by a court of competent jurisdiction, all other sections, provisions, terms and clauses of this Agreement shall not be affected or invalidated thereby.
13.Miscellaneous. All headings contained herein are for convenience only and shall not affect, modify, limit or expand any of the provisions of this Agreement. This Agreement may be modified or amended only by a written instrument intended for that purpose and executed by the party(ies) against which enforcement thereof is asserted. This Agreement sets forth the entire agreement between Assignor and Assignee concerning the matters set forth herein; there are no other agreements or understandings among all such parties with respect to these matters. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina. Each party acknowledges that it has participated in the negotiation and preparation of this Agreement with the advice and assistance of legal counsel. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, structured, dictated or drafted such provision. The failure of any party to insist upon strict compliance of any covenant, agreement, term, provision or condition of this Agreement shall not constitute, or be deemed, a waiver thereof. This Agreement may be executed electronically, including without limitation via DocuSign or similar software. This Agreement may be executed in multiple counterparts, each of which will constitute an original but which together will constitute a single instrument. Physical and electronic copies of this Agreement and the parties’ signatures hereto will have the same force and effect as originals.
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IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date first set forth above.
ASSIGNOR:

nCino, Inc.

By: /s/ Pierre Naudé
Name: Pierre Naudé
Title: CEO
Date of Signature: November 28th, 2020

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[signatures continued from previous page]

ASSIGNEE:

Cloud Real Estate Holdings, LLC

By: /s/ Raeford Trask III
Name: Raeford Trask III
Title: Manager
Date of Signature: November ____, 2020